Exhibit 99.03


FOR IMMEDIATE RELEASE
Contact:  Patrick Freeman, President and CEO
(866) 777-7777
pfreeman@cordiacorp.com

Cordia Corp Announces Reduction of Shares Outstanding through Exchange of 1,412,500 shares of Common Stock for Notes Receivable

Orlando, Florida   February 10, 2004   Cordia Corp. (OTCBB: CORG), a provider
of telecommunication and tech-enabled outsourced services, announced today that it has accepted a settlement offer proposed by the management of its former insurance subsidiaries who formed West Lane Group, Inc. ("West Lane") to purchase the insurance subsidiaries from Cordia in a transaction occurring in the first quarter of the 2003 fiscal year.

Cordia entered into a Mutual Release and Satisfaction of Promissory Note and License Agreement whereby Cordia has agreed to release West Lane of its payment obligations under the promissory note and licensing agreement in exchange for the return of 1,412,500 shares of Cordia's common stock, a fifteen month option to purchase 100,000 shares at a price of forty cents ($0.40) and the release of Cordia's service obligations under the License Agreement. In addition to Cordia's release of West Lane, Cordia will transfer all ownership interest to the technology and source codes of SUBRO AGS software to West Lane.

Cordia Corporation develops and provides industry specific applications, solutions and services. Cordia's primary operations are currently concentrated in the telecommunications industry through its operating subsidiary, Cordia Communications Corp. Cordia recently introduced a bundled wholesale services platform it refers to as "UNE-P in a Box" that permits competitive local and long distance telecommunications providers to rapidly introduce local and long distance services.


This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.